Exhibit 99

News Release	The Ryland Group, Inc. www.ryland.com

FOR IMMEDIATE RELEASE

CONTACT:

Drew Mackintosh, Vice President,

Investor Relations

(818) 223-7548

Marya Barlow, Director,
Communications	(818) 223-7591

RYLAND REPORTS RESULTS FOR THE SECOND QUARTER OF 2008

CALABASAS, Calif. (July 23, 2008) – The Ryland Group, Inc. (NYSE: RYL), today announced results for its second quarter ended June 30, 2008.  Items of note included:

•                  Cash balance of $199.4 million as of June 30, 2008;

•                  Provided $37.1 million of cash from operations for the quarter ended June 30, 2008;

•                  Net debt-to-total capital ratio was 41.0 percent at June 30, 2008;

•                  Pretax charges for inventory and other valuation adjustments were $134.6 million, joint venture impairments were $35.9 million and option deposits and feasibility write-offs were $9.9 million;

•                  Noncash tax charge of $124.0 million was recorded by the Company for a valuation allowance related to its deferred tax assets during the quarter ended June 30, 2008;

•                  Loss of $5.70 per share for the quarter ended June 30, 2008, including inventory valuation adjustments and write-offs, joint venture impairments and an income tax charge, compared to a loss of $1.25 per share for the same period in 2007;

•                  Consolidated revenues of $487.9 million for the quarter ended June 30, 2008, reflected a decrease of 34.4 percent from the quarter ended June 30, 2007;

•                  Housing gross profit margins averaged 12.5 percent prior to inventory and joint venture valuation adjustments and write-offs for the quarter ended June 30, 2008, compared to 19.0 percent for the same period in 2007.  Subsequent to these adjustments, housing gross profit margins averaged negative 18.2 percent for the second quarter of 2008, compared to 4.6 percent for the same period in 2007;

•                  Closings totaled 1,828 units for the quarter ended June 30, 2008, reflecting a 25.7 percent decrease from the same period in the prior year;

•                  New orders in the second quarter of 2008 declined 18.9 percent to 2,045 units from 2,521 units in the second quarter of 2007;

•                  Backlog increased 6.2 percent to 3,702 units at June 30, 2008, from 3,485 units at March 31, 2008; and

•                  Inventory of houses started and unsold declined by 17.4 percent to 680 units at June 30, 2008, from 823 units at December 31, 2007.

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RYLAND SECOND-QUARTER RESULTS

RESULTS FOR THE SECOND QUARTER OF 2008

For the second quarter ended June 30, 2008, the Company reported a consolidated net loss of $241.6 million, or $5.70 per diluted share, compared to a loss of $52.4 million, or $1.25 per diluted share, for the same period in 2007.  The Company had inventory and other valuation adjustments, joint venture impairments, and option deposit and feasibility write-offs totaling $180.4 million, as well as a noncash tax charge of $124.0 million, during the second quarter ended June 30, 2008.

The homebuilding segments reported a pretax loss of $187.1 million during the second quarter of 2008, compared to a pretax loss of $91.5 million for the same period in 2007.  This decrease was primarily due to the impact of inventory valuation adjustments and write-offs; a decline in closings and margins; and higher relative selling, general and administrative expenses.

Homebuilding revenues decreased 34.6 percent to $472.3 million for the second quarter of 2008, compared to $722.6 million for the same period in 2007.  This decline was primarily attributable to closings totaling 1,828 units for the second quarter ended June 30, 2008, reflecting a 25.7 percent decrease from closings totaling 2,461 units for the same period in the prior year, and to a 13.0 percent decrease in the average closing price of a home, which dropped to $254,000 for the quarter ended June 30, 2008, from $292,000 for the same period in 2007.  Homebuilding revenues for the second quarter of 2008 included $8.6 million from land sales, compared to $3.0 million from land sales for the second quarter of 2007, which contributed net gains of $124,000 and $595,000 to pretax earnings in 2008 and 2007, respectively.

New orders of 2,045 units for the quarter ended June 30, 2008, represented a decrease of 18.9 percent, compared to new orders of 2,521 units for the same period in 2007.  For the second quarter of 2008, new order dollars declined 27.8 percent to $502.9 million from $696.8 million for the second quarter of 2007.  Backlog at the end of the second quarter of 2008 increased 6.2 percent to 3,702 units from 3,485 units at March 31, 2008, and decreased 25.3 percent from 4,953 units at the end of the second quarter of 2007.  At June 30, 2008, the dollar value of the Company’s backlog was $955.8 million, reflecting an increase of 4.3 percent from March 31, 2008, and a decrease of 34.5 percent from June 30, 2007.

Housing gross profit margins averaged 12.5 percent prior to inventory and joint venture valuation adjustments and write-offs for the quarter ended June 30, 2008, compared to 19.0 percent for the same period in 2007. Subsequent to these adjustments, housing gross profit margins averaged negative 18.2 percent for the second quarter of 2008, compared to 4.6 percent for the same period in 2007.  This decrease was primarily due to inventory valuation adjustments and write-offs, as well as to increased sales incentives that related to home deliveries for the second quarter of 2008.  The gross profit margin from land sales was 1.5 percent for the second quarter ended June 30, 2008, compared to 20.0 percent for the same period in 2007.  Selling, general and administrative expenses, as a percentage of homebuilding revenue, were 13.8 percent for the second quarter of 2008, compared to 11.5 percent for the same period in 2007.  This increase was

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RYLAND SECOND-QUARTER RESULTS

primarily attributable to a decline in revenues, as well as to a rise in marketing and advertising costs per unit.  For the second quarter ended June 30, 2008, selling, general and administrative expense dollars decreased $17.7 million from the same period in the prior year.  The homebuilding segments capitalized all interest incurred during the second quarters of 2008 and 2007.

Corporate expenses were $8.1 million for the second quarter of 2008, compared to $7.1 million for the same period in the prior year.  This increase was primarily due to a $1.1 million decline in the market value of investments included within the Company’s benefit plans.

The Company’s financial services segment, which includes mortgage, title, escrow and insurance services, reported pretax earnings of $5.5 million for the second quarter of 2008, compared to pretax earnings of $9.8 million for the same period in 2007.  This decrease was primarily attributable to a 23.5 percent decline in the number of mortgages originated, due to a slowdown in the homebuilding market, and to a 13.8 percent decrease in average loan size.  The capture rate of mortgages originated for the Company’s homebuilding customers was 82.9 percent for the second quarter of 2008, compared to 79.9 percent for the same period in 2007.

RESULTS FOR THE FIRST HALF OF 2008

For the six months ended June 30, 2008, the Company reported a consolidated net loss of $271.0 million, or $6.40 per diluted share, compared to a loss of $76.9 million, or $1.82 per diluted share, for the same period in 2007.  The Company had inventory and other valuation adjustments, joint venture impairments, and option deposit and feasibility write-offs totaling $208.4 million, as well as a noncash tax charge of $124.0 million, for the six months ended June 30, 2008.

The homebuilding segments reported a pretax loss of $230.8 million during the first six months of 2008, compared to a pretax loss of $123.7 million for the same period in 2007.  This decrease was primarily due to the impact of inventory valuation adjustments and write-offs; a decline in closings and margins; and higher relative selling, general and administrative expenses.

Homebuilding revenues decreased 38.3 percent to $871.9 million for the first six months of 2008, compared to $1.4 billion for the same period in 2007.  This decline was primarily attributable to closings totaling 3,371 units for the six months ended June 30, 2008, reflecting a 29.2 percent decrease from closings totaling 4,763 units for the same period in the prior year, and to a 13.6 percent decrease in the average closing price of a home, which dropped to $255,000 for the six-month period ended June 30, 2008, from $295,000 for the six-month period ended June 30, 2007.  Homebuilding revenues for the first six months of 2008 included $11.5 million from land sales, compared to $7.0 million from land sales for the first six months of 2007, which contributed net gains of $1.1 million to pretax earnings in 2008 and 2007.

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RYLAND SECOND-QUARTER RESULTS

New orders of 4,204 units for the six months ended June 30, 2008, represented a decrease of 23.7 percent, compared to new orders of 5,510 units for the same period in 2007.  For the first six months of 2008, new order dollars declined 34.4 percent to $1.0 billion from $1.6 billion for the first six months of 2007.

Housing gross profit margins averaged 12.2 percent prior to inventory and joint venture valuation adjustments and write-offs for the six months ended June 30, 2008, compared to 18.8 percent for the same period in 2007. Subsequent to these adjustments, housing gross profit margins averaged negative 7.4 percent for the first half of 2008, compared to 8.3 percent for the same period in 2007.  This decrease was primarily due to inventory valuation adjustments and write-offs, as well as to increased sales incentives that related to home deliveries for the first half of 2008.  The gross profit margin from land sales was 9.4 percent for the six months ended June 30, 2008, compared to 12.8 percent for the same period in 2007.  Selling, general and administrative expenses, as a percentage of homebuilding revenue, were 14.8 percent for the first six months of 2008, compared to 12.6 percent for the same period in 2007.  This increase was primarily attributable to a decline in revenues, as well as to a rise in marketing and advertising costs per unit, partially offset by a $15.4 million goodwill impairment charge in the first quarter of 2007.  For the first six months ended June 30, 2008, selling, general and administrative expense dollars decreased $49.7 million, versus the same period in the prior year.  The homebuilding segments capitalized all interest incurred during the six-month periods ended June 30, 2008 and 2007.

Corporate expenses were $17.2 million for the first six months of 2008, compared to $13.6 million for the same period in the prior year.  This increase was primarily due to a $3.1 million decline in the market value of investments included within the Company’s benefit plans.

The Company’s financial services segment, which includes mortgage, title, escrow and insurance services, reported pretax earnings of $12.1 million for the first six months ended June 30, 2008, compared to pretax earnings of $17.8 million for the same period in 2007.  This decrease was primarily attributable to a 27.1 percent decline in the number of mortgages originated, due to a slowdown in the homebuilding market, and to a 13.5 percent decrease in average loan size, partially offset by a $3.2 million gain related to the 2008 implementation of Staff Accounting Bulletin No. 109, which requires servicing rights related to interest rate lock commitments to be recorded at fair value.  The capture rate of mortgages originated for the Company’s homebuilding customers was 82.6 percent for the first six months of 2008, compared to 79.5 percent for the same period in 2007.

AMENDED CREDIT FACILITY

In June 2008, the Company amended its revolving credit facility by reducing its borrowing capacity from $750.0 million to $550.0 million and by modifying several of its covenants, which included decreasing the base amount for the minimum consolidated tangible net worth covenant to $600.0 million; adjusting the

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RYLAND SECOND-QUARTER RESULTS

permitted leverage ratio and the ratio of unsold land to its consolidated tangible net worth; and changing its pricing structure.  The facility’s maturity date of January 2011 and the uncommitted accordion feature remained unchanged.  There were no borrowings against this facility at June 30, 2008.

NONCASH TAX CHARGE FOR A DEFERRED TAX VALUATION ALLOWANCE

During the second quarter of 2008, the Company recorded a noncash tax charge of $124.0 million for a valuation allowance related to its deferred tax assets.  This was reflected as a charge to income tax expense and resulted in a reduction of the Company’s deferred tax assets.  Consequently, the Company’s effective tax rate was 27.3 percent for the quarter ended June 30, 2008, compared to an effective tax benefit rate of 41.0 percent for the same period in 2007.  Due to the uncertainty of current market conditions, the Company is unable to provide precise annual effective rate guidance at this time.

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RYLAND SECOND-QUARTER RESULTS

Headquartered in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  Since its founding in 1967, Ryland has built more than 275,000 homes and financed more than 235,000 mortgages.  The Company currently operates in 17 states and 21 homebuilding divisions across the country and is listed on the New York Stock Exchange under the symbol “RYL.”  For more information, please visit www.ryland.com.

Note:  Certain statements in this press release may be regarded as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may qualify for the safe harbor provided for in Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations and beliefs concerning future events, and no assurance can be given that the future results described in this press release will be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “anticipate,” “believe,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “likely,” “may,” “plan,” “project,” “should,” “target,” “will” or other similar words or phrases. All forward-looking statements contained herein are based upon information available to the Company on the date of this press release. Except as may be required under applicable law, the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. The factors and assumptions upon which any forward-looking statements herein are based are subject to risks and uncertainties which include, among others:

•                  economic changes nationally or in the Company’s local markets, including volatility and increases in interest rates, inflation, changes in consumer demand and confidence levels and the state of the market for homes in general;

•                  instability and uncertainty in the mortgage lending market, including revisions to underwriting standards for borrowers;

•                  the availability and cost of land and the future value of land held or under development;

•                  increased land development costs on projects under development;

•                  shortages of skilled labor or raw materials used in the production of houses;

•                  increased prices for labor, land and raw materials used in the production of houses;

•                  increased competition;

•                  failure to anticipate or react to changing consumer preferences in home design;

•                  increased costs and delays in land development or home construction resulting from adverse weather conditions;

•                  potential delays or increased costs in obtaining necessary permits as a result of changes to laws, regulations, or governmental policies (including those that affect zoning, density, building standards and the environment);

•                  delays in obtaining approvals from applicable regulatory agencies and others in connection with the Company’s communities and land activities;

•                  changes in the Company’s effective tax rate and assumptions and valuations related to its tax accounts;

•                  the risk factors set forth in the Company’s most recent Annual Report on Form 10-K; and

•                  other factors over which the Company has little or no control.

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Four financial-statement pages follow.

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(in thousands, except share data)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

REVENUES
Homebuilding	$472,283	$722,578	$871,883	$1,413,941
Financial services	15,598	21,156	32,164	40,907
TOTAL REVENUES	487,881	743,734	904,047	1,454,848

EXPENSES
Cost of sales	558,742	731,420	931,143	1,359,214
(Earnings) loss from unconsolidated joint ventures	35,606	(84)	42,707	(119)
Selling, general and administrative	65,062	82,762	128,847	178,577
Financial services	10,112	11,364	20,091	23,092
Corporate	8,130	7,097	17,196	13,550
TOTAL EXPENSES	677,652	832,559	1,139,984	1,574,314

Earnings (loss) before taxes	(189,771)	(88,825)	(235,937)	(119,466)

Tax expense (benefit)	51,868	(36,394)	35,018	(42,590)

NET EARNINGS (LOSS)	$(241,639)	$(52,431)	$(270,955)	$(76,876)

NET EARNINGS (LOSS) PER COMMON SHARE
Basic	$(5.70)	$(1.25)	$(6.40)	$(1.82)
Diluted	(5.70)	(1.25)	(6.40)	(1.82)

AVERAGE COMMON SHARES
OUTSTANDING
Basic	42,421,753	42,010,783	42,326,968	42,248,112
Diluted	42,421,753	42,010,783	42,326,968	42,248,112

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30,	December 31,
	2008	2007
	(Unaudited)

ASSETS
Cash and cash equivalents	$199,356	$243,614
Housing inventories
Homes under construction	726,640	717,992
Land under development and improved lots	705,024	949,726
Inventory held-for-sale	81,360	69,225
Consolidated inventory not owned	60,328	76,734
Total inventories	1,573,352	1,813,677
Property, plant and equipment	65,908	75,538
Net deferred taxes	86,971	158,065
Other	235,798	260,426
TOTAL ASSETS	2,161,385	2,551,320

LIABILITIES
Accounts payable	128,942	114,050
Accrued and other liabilities	334,502	404,545
Debt	791,615	839,080
TOTAL LIABILITIES	1,255,059	1,357,675

MINORITY INTEREST	53,322	68,919

STOCKHOLDERS’ EQUITY
Common stock, $1.00 par value:
Authorized - 200,000,000 shares
Issued - 42,485,267 shares at June 30, 2008
(42,151,085 shares at December 31, 2007)	42,485	42,151
Retained earnings	806,859	1,078,521
Accumulated other comprehensive income	3,660	4,054
TOTAL STOCKHOLDERS’ EQUITY	853,004	1,124,726
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,161,385	$2,551,320

THE RYLAND GROUP, INC. and Subsidiaries

SEGMENT INFORMATION (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
EARNINGS (LOSS) BEFORE TAXES (in thousands)
Homebuilding
North	$(69,973)	$20,714	$(86,236)	$29,162
Southeast	(55,977)	8,010	(59,987)	16,866
Texas	(3,286)	8,984	(3,830)	14,916
West	(57,891)	(129,228)	(80,761)	(184,675)
Financial services	5,486	9,792	12,073	17,815
Corporate and unallocated	(8,130)	(7,097)	(17,196)	(13,550)
Total	$(189,771)	$(88,825)	$(235,937)	$(119,466)

NEW ORDERS
Units
North	524	653	1,129	1,489
Southeast	536	705	1,186	1,494
Texas	668	682	1,221	1,511
West	317	481	668	1,016
Total	2,045	2,521	4,204	5,510

Dollars (in millions)
North	$142	$210	$307	$479
Southeast	136	195	288	426
Texas	145	139	262	313
West	80	153	172	351
Total	$503	$697	$1,029	$1,569

CLOSINGS
Units
North	563	699	986	1,306
Southeast	535	725	1,046	1,482
Texas	446	659	833	1,243
West	284	378	506	732
Total	1,828	2,461	3,371	4,763

Average closing price (in thousands)
North	$288	$320	$286	$318
Southeast	248	303	253	308
Texas	215	214	216	215
West	258	351	264	362
Total	$254	$292	$255	$295

OUTSTANDING CONTRACTS	June 30,
Units	2008	2007
North	1,109	1,340
Southeast	1,086	1,651
Texas	1,064	1,288
West	443	674
Total	3,702	4,953

Dollars (in millions)
North	$323	$450
Southeast	281	496
Texas	238	274
West	114	239
Total	$956	$1,459

Average price (in thousands)
North	$291	$334
Southeast	259	301
Texas	223	212
West	257	354
Total	$258	$294

THE RYLAND GROUP, INC. and Subsidiaries

FINANCIAL SERVICES SUPPLEMENTAL INFORMATION (Unaudited)

(in thousands, except origination data)

	Three months ended June 30,		Six months ended June 30,
RESULTS OF OPERATIONS	2008	2007	2008	2007

Revenues
Net gains on sales of mortgages	$7,236	$8,105	$14,574	$15,319
Origination fees	4,187	6,470	7,954	12,230
Title/escrow/insurance	3,873	6,378	9,007	12,903
Interest and other	302	203	629	455
Total revenues	15,598	21,156	32,164	40,907
General and administrative expenses	10,112	11,364	20,091	23,092
Pretax earnings	$5,486	$9,792	$12,073	$17,815

OPERATIONAL DATA

Retail operations:
Originations (units)	1,413	1,848	2,597	3,562
Ryland Homes closings as a
percentage of total closings	99.5%	99.5%	99.3%	99.5%
Ryland Homes origination capture rate	82.9%	79.9%	82.6%	79.5%

Investment operations:
Mortgage-backed securities and
notes receivable average balance	$366	$419	$377	$490